PURCHASE AGREEMENT AND BILL OF SALE

This PURCHASE AGREEMENT AND BILL OF SALE, dated as of September 23, 2008 (this “Bill of Sale”) is made and executed between Tuchman Cleaners, Inc., an Indiana corporation (the “Seller”) and USDC Tuchman Indiana, Inc., a California corporation (the “Purchaser”).

WITNESSETH

WHEREAS, the Seller, as debtor and debtor in possession, has filed a voluntary petition (the “Petition”) for relief pursuant to Chapter 11 (“Chapter 11”) of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any other court having proper jurisdiction, the “Bankruptcy Court”) (the “Bankruptcy Case”); and

WHEREAS, the Seller has agreed to sell and the Purchaser has agreed to purchase the Purchased Assets (as defined below) on the terms and conditions set forth herein and as authorized under section 363 of the Bankruptcy Code, and the Order Establishing Procedures for Sale of Certain Miscellaneous Assets Outside of the Ordinary Course of Business Free and Clear of All Liens, Claims and Encumbrances Pursuant to Section 363 of the Bankruptcy Code entered by the Bankruptcy Court on September 18, 2008 [D.I. 330] (the “Miscellaneous Asset Sale Order”), and the Seller has determined that a sale in accordance with section 363 of the Bankruptcy Code is in the best interests of its creditors and interest holders.

NOW, THEREFORE, for good and valuable consideration to the Seller receipt of which is hereby acknowledged, the Seller and the Purchaser, intending to be legally bound hereby, agree as follows:

1. Sale of Purchased Assets. The Seller hereby assigns, grants, sells, transfers, and delivers to the Purchaser, its successors and assigns, forever all of the Seller’s right, title and interest in and to all of the assets identified on the attached Schedule A (the “Purchased Assets”).

2. Payment of Purchase Price. Contemporaneous with the execution of this Bill of Sale by the Purchaser, the Purchaser shall deliver the purchase price for the Purchased Assets in the amount of $16,000 (the “Purchase Price”) to the Seller by either certified check or wire transfer.

3. “As Is Where Is” Transaction. The Purchaser hereby acknowledges and agrees that the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets. Without in any way limiting the foregoing, the Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any of the Purchased Assets. The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of the Purchased Assets and all such other matters relating to or affecting the Purchased Assets as the Purchaser deemed necessary or appropriate and that in proceeding with the Purchaser’s acquisition of the Purchased Assets, the Purchaser is doing so based upon such independent inspections and investigations. Accordingly, the Purchaser will accept the Purchased Assets “AS IS” and “WHERE IS”.

4. Conditions Precedent. The sale of the Purchased Assets pursuant to this Bill of Sale is subject to the notice, objection and sale approval procedures provided in the Miscellaneous Asset Sale Order.

5. Removal of the Purchased Assets. Unless the Purchaser has made other arrangements with the landlord where the Purchased Assets are located (the “Removal Location”), the Purchaser (i) shall remove any Purchased Assets from the Removal Location in a workman-like manner that shall prevent damage to the Removal Location and (ii) if, despite use of Purchaser’s reasonable efforts to prevent any damage to the Removal Location, any damage is caused to the Removal Location by Purchaser or Purchaser’s agents as a result of removal of any Purchased Assets from the Removal Location, Purchaser shall (x) repair or cause to be repaired any and all such damage to the Removal Location and (y) indemnify and hold Seller harmless from any and all costs, expenses, and liabilities that may arise as a result of Purchaser’s failure to repair or cause to repaired any and all such damage to the Removal Location. The Purchaser shall remove any Purchased Assets from the Removal Location before September 30, 2008 if Purchaser has not made other arrangements with the landlord of the Removal Location.

6. No Rights in Third Parties. Nothing expressed or implied in this Bill of Sale is intended to or shall confer upon any party, other than the Purchaser and the Purchaser’s successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Bill of Sale.

7. Successors and Assigns. This Bill of Sale shall bind and inure to the benefit of the Seller, the Purchaser, and their respective successors and permitted assigns.

8. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed as of the day and year first above written.

Tuchman Cleaners, Inc.

By:	/s/
Name: Title:

USDC Tuchman Indiana, Inc.

By:	/s/
Name:

Schedule A